June 12, 2024

Mammoth Energy Services, Inc.
14201 Caliber Drive, Suite 300
Oklahoma City, Oklahoma 73134

    Re:    Registration Statement on Form S-8 of Mammoth Energy Services, Inc.

Ladies and Gentlemen:

We have acted as counsel to Mammoth Energy Services, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to an aggregate of 2,116,666 shares (the “Shares”) of the Company's common stock, par value $0.01 per share (“Common Stock”), authorized for issuance pursuant to the Company’s 2024 Equity Incentive Plan (the “Plan”), consisting of: (i) up to 2,000,000 new shares of Common Stock reserved for issuance under the Plan; and (ii) up to 116,666 shares of Common Stock subject to the outstanding unvested equity awards under the Company’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”), as of June 12, 2024, the effective date of the Plan (the “Effective Date”), that, on or after the Effective Date, may, potentially, revert to the 2016 Plan due to the forfeiture, cancellation, expiration or termination of such prior awards and, as a result, may become available for issuance under the Plan under the terms thereof. No new awards will be granted under the 2016 Plan on or after the Effective Date and all outstanding awards previously granted under the 2016 Plan will remain outstanding, subject to the terms thereof. The Plan was approved by the Company’s Board of Directors on April 29, 2024, subject to the approval by the Company’s stockholders, which approval was obtained at the 2024 Annual Meeting of the Company’s Stockholders on the Effective Date. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that (i) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there
2300 N. Field Street | Suite 1800 | Dallas, Texas 75201-2481 | 214.969.2800 | fax: 214.969.4343 | akingump.com

June 12, 2024
Mammoth Energy Services, Inc.

will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Shares issued pursuant to the Plan is not less than the par value of the Shares.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Plan, the Company’s certificate of incorporation and bylaws, as they may be amended from time to time, and the applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

1.We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2.This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP